Exhibit 10.54

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and among Transocean Ltd., a Swiss corporation (“Transocean”), Transocean Offshore Deepwater Drilling Inc. (“TODDI”) and Transocean Management Ltd. (collectively, the “Company”) and Allen M. Katz (“Executive”), effective as of January 1, 2014.

WHEREAS, Executive currently serves as Transocean’s interim Senior Vice President and General Counsel and is employed by TODDI pursuant to that certain Employment Agreement between the Company and Executive effective November 17, 2012 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement was previously amended by mutual agreement of the parties to extend the Employment Term to December 31, 2013, or such earlier date as determined by the parties and communicated in accordance with the Employment Agreement; and

WHEREAS, the Company desires to amend the Employment Agreement to extend the Employment Term; and

WHEREAS, the Company and Executive agree to such extension.

NOW, THEREFORE, for good and valuable consideration as specified in the Employment Agreement and herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree that the Employment Agreement is hereby amended, effective as of January 1, 2014, as follows:

1.           Section 1(a) of the Employment Agreement, is amended to provide that the Employment Term is hereby extended from December 31, 2013 to June 30, 2014, or such earlier date as determined by the Company or the Executive and communicated to the other parties in accordance Section 1(b) of the Employment Agreement.

2.           Section 1(b) of the Employment Agreement is amended to provide that any party to this Agreement may terminate this Agreement prior to the close of the Employment Term by providing thirty days advance written notice to the other parties.

3.           Section 3 of the Employment Agreement is amended to provide that beginning on January 1, 2014, the Executive shall be entitled to the following remuneration in connection with his employment with the Company:

(a) Base Salary.  TODDI shall pay the Executive a base salary (“Base Salary”) of $50,000 per month in accordance with TODDI’s normal payroll practices as in effect from time to time, less withholding for taxes and deductions for other appropriate items.

(b) Bonus.  The Executive shall become entitled to a bonus payment (the “Bonus”) in an amount equal to eighty percent (80%) of Base Salary actually paid to the Executive for services during the Employment Term (excluding payment for accrued but unused vacation) contingent upon Executive’s satisfaction of the duties set forth in Section 2 and his full cooperation and assistance during the Employment Term and with the orderly transition of responsibilities to a successor to the Executive as General Counsel, as determined by the Executive Compensation Committee of the Board of Directors of Transocean (the “Committee”) in its discretion.  The determination of the Committee shall be made in good faith, taking into account a recommendation by the CEO with respect to the Executive’s satisfaction of the criteria for the bonus payment.  Any such Bonus with respect to services performed in 2014 shall be payable in a single lump-sum cash payment thirty days after the first meeting of the Committee subsequent to the Executive’s termination of employment, but in no event later than March 15, 2015.  The Executive shall not be eligible to participate in the Performance Award and Cash Bonus Plan or any other bonus plan maintained by the Company or an affiliate.

(c) Long-Term Incentive Plan.  In January 2014, the Executive shall receive a grant of Deferred Units (the “Deferred Units”) under the Long-Term Incentive Plan of Transocean Ltd. (the “LTIP”) with a value equal to $750,000 calculated using the 30-day average share price ending on December 31, 2013.  The Deferred Units shall be deemed to be earned on a pro-rated basis, determined by dividing the number of days of employment following January 1, 2014 by 184.  Any Deferred Units which are deemed to be “earned” in accordance with the foregoing shall be vested and payable in three equal installments on the three anniversaries following the date of grant.  If the Executive terminates employment without satisfaction of the service conditions, any Deferred Units that are not “earned” shall be forfeited.  The Executive shall have no other entitlement to awards under the LTIP.

4.           All other provisions of the Employment Agreement shall remain the same and are hereby ratified.

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IN WITNESS WHEREOF, each of the Companies have caused this Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, effective as of the date first set forth above.

TRANSOCEAN LTD.

By: /s/ Steven L. Newman
 Steven L. Newman

TRANSOCEAN DEEPWATER DRILLING INC.

By: /s/ David A. Tonnel
 David A. Tonnel

TRANSOCEAN MANAGEMENT LTD.

By  /s/ Philippe Huber
 Philippe Huber

EXECUTIVE

/s/ Allen M. Katz
Allen M. Katz